UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 15, 2013

DDR Corp.

(Exact Name of Registrant as Specified in Charter)

Ohio	1-11690	34-1723097
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio	44122
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 755-5500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 15, 2013, DDR Corp. (the “Company”) entered into a purchase agreement (the “Agreement”) with certain affiliates of The Blackstone Group L.P. (collectively, “Blackstone”) pursuant to which the Company will ultimately acquire sole ownership of a portfolio of 30 open-air, value-oriented power centers that are currently owned by BRE DDR Retail Holdings, LLC, the Company’s joint venture with Blackstone (the “Joint Venture”). The Company expects to acquire Blackstone’s interest in the properties, which are located in 18 states and represent an aggregate of approximately 11.8 million square feet, and which are 95% leased, in a transaction valued at approximately $1.46 billion ($1.54 billion at 100%) (the “Acquisition”). The transaction will include a cash payment of $566 million and the assumption of Blackstone’s 95% share of each of approximately $398 million of mortgage debt to be assumed by the Company at closing, approximately $146 million of the Company’s preferred equity interest and mezzanine loan previously funded by the Company to the Joint Venture that will no longer be outstanding upon closing, and approximately $406 million of mortgage debt to be repaid at closing. The Acquisition is subject to the satisfaction of customary closing conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DDR CORP.

By:	/s/ David E. Weiss
Name:	David E. Weiss
Title:	Executive Vice President and General Counsel

Date: May 17, 2013